NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: July 26, 2007

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES TWO FOR ONE STOCK SPLIT, INCREASES CASH DIVIDEND
AND REPORTS FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

          Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2007. For the quarter ended June 30, 2006, Community Financial reported earnings of $1,023,000 or $0.47 per diluted share, compared to $1,119,000 or $0.51 per diluted share for the same period last year. The decrease in net income for the current quarter compared to the June 30, 2005 quarter was due to an increase in noninterest expenses of $241,000, partially offset by an increase in net interest income of $33,000 and a decrease in the provision for loan losses of $84,000. The return on equity for the June 30, 2006 quarter was 11.46% compared to 14.02% for the June 30, 2005 quarter. The return on assets was 0.95% compared to 1.11% for the same period last fiscal year.

          Total interest income increased $1.1 million during the June 30, 2006 quarter compared to the June 30, 2005 quarter as a result of the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.2 million for the 2006 period compared to the same period in 2005 as a result of the increase in the interest rates paid on interest-bearing liabilities and the increase in the volume of interest-bearing liabilities. Our interest rate spread decreased by 25 basis points to 3.37% for the quarter ended June 30, 2006 compared to 3.62% for the same period in 2005.

          Non-interest income decreased $62,000 to $732,000 for the quarter ended June 30, 2006 from $794,000 for the June 30, 2005 quarter. The decrease in non-interest income for the current quarter compared to the June 30, 2005 period was due primarily to the gain on the sale of a real estate lot during the previous fiscal year. Non-interest expenses increased $241,000 to $2.8 million for the June 30, 2006 quarter from $2.6 million for the June 30, 2005 quarter. The increase in non-interest expenses was due to increased compensation expense related primarily to increased loan personnel and an additional branch location.

          After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.13 per share quarterly cash dividend, an 8.3% increase, payable August 23, 2006, to stockholders of record as of August 9, 2006. The Board of Directors also approved a 2 for 1 stock split in the form of a 100% stock dividend. The stock dividend will be paid on September 6, 2006 to stockholders of record as of August 23, 2006. Stockholder's equity totaled $35.5 million at June 30, 2006, which represents a book value of $16.70 per share.

          At June 30, 2005, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

          Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	June 30, 2006	March 31, 2006	Percent Increase (Decrease)
Total assets	$435,313	$422,606	3.0%
Loans receivable, net	368,561	358,714	2.7
Investment securities	37,844	39,010	(3.0)
Real estate owned and repossessed assets	197	120	64.2
Deposits	305,333	306,849	(0.5)
Borrowings	92,500	78,976	17.1
Stockholders' equity	35,466	35,167	0.9

Selected Operations Data
(In thousands)

	Three Months Ended
	June 30, 2006	June 30, 2005	Percent Increase (Decrease)
Interest income	$6,910	$5,811	18.9%
Interest expense	3,273	2,207	48.3
Net interest income	3,637	3,604.9
Provision for loan losses	41	125	(67.2)
Net interest income after provision for loan losses	3,596	3,478	3.4
Noninterest income	732	794	(7.8)
Noninterest expense	2,807	2,595	8.2
Income taxes	498	558	(10.8)
Net income	1,023	1,119	(8.6)

	At or for the Quarter ended
	June 30, 2006	June 30, 2005	Percent Increase (Decrease)
Return on average equity	11.46%	14.02%	(18.3)%
Return on average assets	.95	1.11	(14.4)
Interest rate spread	3.37	3.62	(6.9)
Diluted earnings per share	.47	.51	(7.8)
Dividends paid on common shares	.12	.11	9.1